UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 17, 2023

KANDI TECHNOLOGIES GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-33997	90-0363723
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification)

Jinhua New Energy Vehicle Town
Jinhua, Zhejiang Province
People’s Republic of China
Post Code 321016
(Address of principal executive offices) (Zip Code)

(86-579) 8223-9700
Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	KNDI	NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On June 17, 2023 (the “Signing Date”), SC Autosports, LLC (“SC Autosports”, or the “Transferee”), a company formed under the laws of the State of Texas, a wholly-owned subsidiary of Kandi Technologies Group, Inc., a Delaware corporation (“Kandi Technologies”, or the “Company”) entered into an Equity Transfer Agreement (the “Equity Transfer Agreement”) with Olen Rice (the “Transferor”), who owns 100% equity interests of Northern Group, Inc. (“NGI”), a Wisconsin incorporated company, pursuant to which the Transferor agreed to transfer, and SC Autosports agreed to accept all the equity interests (100%) of NGI and its related rights and obligations, which includes but are not limited to general shareholder rights, the right to receive dividends, and the right to accept or subscribe for bonus shares or newly issued shares, but excluding any claims or impediments of the Transferor arising from events occurring prior to the date of the closing of the acquisition. The acquisition is for the purpose of expanding the SC Autosports’ and the Company’s sales pipelines through vertical integration.

NGI was founded in 2000. It has extensive sales experience and sales channels in the United States rooted in wholesale, retail, supply chain and analytics solutions, including more than 20 team members, 16 major retailers and 20 suppliers and brands.

Pursuant to the terms of the Equity Transfer Agreement, SC Autosports will acquire all the equity interests of NGI for a purchase price of $13 million (the “Transfer Value”). Kandi Technologies, the parent company of SC Autosports, shall issue a total of 3,951,368 restricted shares (which is calculated as the Transfer Value divided by the average closing price of the Company’s stock for the twenty trading days prior to June 1, 2023, i.e., $3.29 per share) of common stock, par value $0.001 (the “KNDI Stock”) of the Company to the Transferor, holding in escrow pending the satisfaction of the Profit Targets described below. SC Autosports is obligated to deliver to the Transferor the abovementioned KNDI Stock no later than 60 business days after the Signing Date. Within ten business days after receiving the KNDI Stock, the Transferor shall assist the Transferee in completing the procedure for the transfer and the change of shareholders in accordance with the law, among other formalities.

Pursuant to the terms of the Equity Transfer Agreement, the escrow restrictions on the KNDI Stock shall be removed sequentially based on the following conditions: 1) when NGI achieves pretax income of $4.6 million or more (“Profit Target I”) during the period from June 1, 2023 to May 31, 2024, 2,431,612 shares of KNDI Stock Transferor holds shall be fully vested by removing the escrow restriction. Notwithstanding the above, the Transferor, on December 31, 2023, can apply for vesting certain number of shares, but no more than 1,418,440 shares, with its value equal to the actual amount of pre-tax income achieved hereinunder (for example: if the pre-tax income is $3.5 million, 1,063,830 shares (3,500,000/3.29=1,063,830) shall be fully vested and without escrow restriction); 2) when NGI achieves pretax income of $5.25 million or more (“Profit Target II”) during the period from June 1, 2024 to May 31, 2025, 759,878 shares of KNDI Stock Transferor holds shall be fully vested by removing its escrow restriction; and 3) when NGI achieves pretax income of $6 million or more (“Profit Target III”, collectively with Profit Target I, and Profit Target II, “Profit Targets”) during the period from June 1, 2025 to May 31, 2026, 759,878 shares of KNDI Stock Transferor holds shall be fully vested by removing the escrow restriction. If NGI fails to reach any of the Profit Targets in any period as mentioned above, the number of KNDI Stock to be removed escrow restriction in that period shall be adjusted based on the percentage of the actual achieved pretax income. If there is any loss incurred in that period, the Transferor shall assume the loss.

The Transferor shall have the voting rights of the KNDI Stock during the afore-mentioned escrow period. In the event NGI’s pretax income during the period from June 1, 2023 to May 31, 2024 resulting in Transferor receiving less than 2,431,612 shares of vested stock, both parties shall have the option to terminate (“Termination Right”) the Equity Transfer Agreement. Transferor shall return the received KNDI Stock to the Company and SC Autosports shall return the ownership of NGI back to Transferor. Such Termination Right will expire automatically on August 1, 2024.

All the Profit Targets referenced above shall follow the United States Generally Accepted Accounting Principles and shall be confirmed by a third-party auditor engaged then by the Company upon its respective annual report audit.

On November 21, 2022, the Transferee has signed a certain master agency agreement (“Master Agency Agreement”) with AOA Shores, LLC (“AOA”), of which the Transferor is President. Pursuant to the Master Agency Agreement, AOA will represent SC Autosports to connect and sell the products to chain stores, which will be covered by separate products agreements. Other than that, the Transferor has no further relationship with the Company or the Transferee.

ITEM 3.02 UNREGISTERED SALES OF EQUITY SECURITIES.

As described above, the Company is to issue up to an aggregate of 3,951,368 restricted shares of common stock in connection with the acquisition of NGI. This transaction is exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to Section 4(2) of the Securities Act on the basis that the issuance does not involve a public offering.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 23, 2023	KANDI TECHNOLOGIES GROUP, INC. (Registrant)

	By:	/s/ Dong Xueqin
	Name:	Dong Xueqin
	Title:	Chief Executive Officer

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